Exhibit 4.24

Guarantee
Dated 20 May 2019
(1) Eurodry Ltd.
(2) HSBC Bank plc
Stephenson Harwood LLP Ariston Building. 2nd Floor Filellinon 2 & Akti Miaouli 185 36 Piraeus, Greece T. +30 210 429 5160 I F +30 210 429 5166 www.shlegal.corn

Contents
		Page
1	Definitions and Interpretation	1
2	Guarantee and Indemnity	2
3	Protection of Lender	2
4	Additional Payment Obligations	4
5	Application of Moneys	6
6	Representations and Warranties	6
7	Information Undertakings	7
8	Financial Covenants	9
9	General Undertakings	10
10	Payments	11
11	Set-Off	12
12	Calculations and Certificates	12
13	Partial Invalidity	12
14	Remedies and Waivers	13
15	Miscellaneous Provisions of the Loan Agreement	13
16	Notices	13
17	Governing Law	14
18	Enforcement	14
Schedule 1	Form of Compliance Certificate	15

Guarantee
Dated 20 May 2019
By:
(1)
Eurodry Ltd., a company incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the “Guarantor”)

In favour of:
(2)	HSBC Bank plc acting through its office at 8 Canada Square, London, E14 5HQ, England (the “Lender”).
Whereas:
(A)
The Lender has agreed to lend to Eirini Shipping Ltd (the “Borrower”) an amount not exceeding the lesser of (a) $4,500,000 and (b) 49.9% of the Market Value of the Vessel (the “Loan”) on the terms and subject to the conditions set out in a loan agreement dated 20 May 2019 made between the Borrower (as borrower) and the Lender (as lender) (the “Loan Agreement”).

(B)
Pursuant to the Loan Agreement, and as a condition precedent to the obligation of the Lender to make the Loan available to the Borrower, the Borrower has, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee in favour of the Lender.

This Deed witnesses as follows:
1.	Definitions and Interpretation
1.1	Definitions In this Guarantee:
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 1 to this Guarantee.
“Default Rate” means interest at the rate calculated in accordance with clause 8.3 of the Loan Agreement (Default interest).
“Guarantor Liabilities” means all of the liabilities and obligations of the Guarantor to the Lender under or pursuant to this Guarantee, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.
“Guarantor Security Documents” means this Guarantee and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor Liabilities and “Guarantor Security Document” means any one of them.
“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Borrower to the Lender under all or any of the Finance Documents.
“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2018.
1.2
Defined terms Unless otherwise specified in this Guarantee, or unless the context otherwise requires, all words and expressions defined or explained in the Loan Agreement shall have the same meanings when used in this Guarantee.

1.3	Construction Clause 1.2 of the Loan Agreement (Construction) shall apply to this Guarantee as if it were incorporated into it with any necessary modifications.
1.4	Headings Clause and Schedule headings are for ease of reference only.
1.5	Third party rights A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.
1.6
Contractual recognition of bail-in If the Guarantor is not a party to the Loan Agreement, the Guarantor agrees to be bound by clause 1.9 of the Loan Agreement (Contractual recognition of bail-in) as if it is a party to the Loan Agreement.

2.	Guarantee and Indemnity
The Guarantor irrevocably and unconditionally:
2.1	guarantees to the Lender punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;
2.2
undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

2.3
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

3.	Protection of Lender
3.1
Continuing Guarantee This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any Intermediate payment or discharge in whole or in part. When the whole of Indebtedness has been paid in full and all the Guarantor’s Liabilities have been paid in full, the Lender will, at the cost of and on the request of Guarantor execute and deliver a discharge of the Guarantor’s Security Documents.

3.2
Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.3
Waiver of defences The obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause 3.3, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or the Lender) including:

3.3.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;
3.3.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other member of the Group;
3.3.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

3.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
3.3.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

3.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
3.3.7	any insolvency or similar proceedings.
3.4
Guarantor intent Without prejudice to the generality of Clause 3.3, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing,
3.5
Immediate recourse The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.6
Deferral of Guarantors’ rights Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

3.6.1	to be indemnified by an Obligor;
3.6.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
3.6.3
to take the benefit (in whole or In part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

3.6.4
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2;

3.6.5	to exercise any right of set-off against any Obligor; and/or
3.6.6	to claim or prove as a creditor of any Obligor in competition with the Lender.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with clause 26 of the Loan Agreement (Payment Mechanics).
3.7	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.
4.	Additional Payment Obligations
4.1
Indemnity to the Lender as security holder The Guarantor shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate on demand against any cost, loss or liability incurred by any of them as a result of:

4.1.1	any failure by the Borrower to comply with its obligations under clause 16 of the Loan Agreement (Costs and Expenses);
4.1.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
4.1.3	the taking, holding, protection or enforcement of the Security Documents;
4.1.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
4.1.5	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
4.1.6
acting as holder of any of the Security Documents, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct), together in each case with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Lender may reasonably select.
4.2
Currency indemnity If any sum due from the Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

4.2.1	making or filing a claim or proof against the Guarantor, or
4.2.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.
The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.
4.3
Amendment costs If the Guarantor requests an amendment, waiver or consent in relation to any Guarantor Security Document, the Guarantor shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement provided that (a) no sum shall be payable under this Clause 4.3 if liability for the same matters also accrues under the Loan Agreement and such costs are paid by the Borrower or (b) if the relevant request for an amendment, notice, waiver or consent are rejected by the Lender and/or are not granted.
4.4
Enforcement and preservation costs The Guarantor shall, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of ail costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Guarantor Security Document and any proceedings instituted by or against the Lender as a consequence of taking or holding the Guarantor Security Documents or enforcing those rights.

4.5
Default interest If the Guarantor fails to pay any amount payable by it under a this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) either (a) at the rate (if any) applicable to that amount under the Loan Agreement or (b) (if there is no such rate) at a rate calculated in accordance with clause 8.3 of the Loan Agreement (Default interest). Any interest accruing under this Clause 4.4 shall be immediately payable by the Guarantor on demand by the Lender.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
4.6
Additional payment obligations under the Loan Agreement This Clause 4 is without prejudice to the Guarantor Liabilities in respect of the Borrower’s obligations under the clauses of the Loan Agreement numbered 8 (Interest), 14 (Other Indemnities) and 16 (Costs and Expenses) and under similar provisions in any other Finance Documents.

5.	Application of Moneys
5.1
Moneys received by Lender All sums which the Lender receives under or in connection with any Guarantor Security Document shall, unless otherwise agreed by the Lender or otherwise provided in the Loan Agreement, be applied by the Lender in or towards satisfaction of, or retention on account for, the Guarantor Liabilities in such manner as the Lender may in its discretion determine.

6.	Representations and Warranties
6.1	Representations The Guarantor makes the representations and warranties set out in this Clause 6 to the Lender.
6.1.1
Loan Agreement representations and warranties All representations and warranties given by the Borrower in the Loan Agreement in respect of the Guarantor and/or any Guarantor Security Document are and will remain correct and none of them is or will become misleading.

6.1.2	Ownership of Borrower The Borrower is a wholly owned subsidiary of the Guarantor.

6.1.3	No Encumbrance No Encumbrance exists over the shares of the Guarantor in the Borrower.
6.1.4
Disclosure of material facts The Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Loan Agreement available to the Borrower.

6.1.5	Copy Loan Agreement The Guarantor has received a copy of the Loan Agreement and approves of, and agrees to, the terms and conditions of the Loan Agreement.
6.2
Repetition Each of the representations set out in Clause 6.1.2 (Ownership of Borrower) to Clause 6.1.5 (Disclosure of material facts) and each Repeating Representation is deemed to be repeated by the Guarantor by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the Utilisation Date, on the first day of each Interest Period and, in the case of those contained in clauses 17.1.12(d) and 17.1.12(f) (Financial statements) of the Loan Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force on each day.

7.	Information Undertakings
The undertakings in this Clause 7 remain in force for the duration of the Facility Period.
7.1	Financial statements The Guarantor shall supply to the Lender:
7.1.1
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the consolidated audited financial statements of the Guarantor (including profit and loss accounts and balance sheets) for that financial year; and

7.1.2
as soon as the same become available, but in any event within ninety (90) days after the end of each half year during each of the Guarantor’s financial years, the consolidated unaudited semi-annual financial statements of the Guarantor for that half year.

7.2	Compliance Certificate
7.2.1
The Guarantor shall supply to the Lender, with each set of its annual financial statements delivered pursuant to Clause 7.1.1 and each set of its semi-annual consolidated financial statements delivered pursuant to Clause 7.1.2, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 8 as at the date as at which those financial statements were drawn up.

7.2.2
Each Compliance Certificate shall be signed by two directors of the Guarantor and shall be reported on by the Guarantor’s auditors in the form agreed by the Guarantor and the Lender before the date of the Loan Agreement.

7.3	Requirements as to financial statements
Each set of financial statements delivered by the Guarantor under Clause 7.1:
7.3.1
shall be certified by a director of the Guarantor as giving a true and fairview of (in the case of annual consolidated financial statements), or fairly representing (in other cases), Its financial condition as at the date as at which those financial statements were drawn up; and

7.3.2
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, In relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(b)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 8 has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
7.4	Information: miscellaneous The Guarantor shall supply to the Lender:
7.4.1	at the same time as they are dispatched, copies of all documents dispatched by the Guarantor or to its creditors generally (or any class of them);
7.4.2
promptly upon becoming aware of them, the details of any litigation,arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

7.4.3
promptly, such information as the Lender may reasonably require about theCharged Property and compliance of the Obligors with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of the Vessel; and

7.4.4
promptly on request, such further information regarding the financialcondition, affairs, commitments, assets and operations of any Obligor or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under the Loan Agreement and this Guarantee as the Lender may reasonably request.

7.5	Notification of default The Guarantor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
8.	Financial Covenants
During the Facility Period the Guarantor shall maintain at all times:
8.1.1	Maximum Leverage not higher than 75%;
8.1.2	Liquidity of an amount of not less than $300,000 in respect of each Fleet Vessel; and
8.1.3	Net Worth of not less than fifteen million dollars ($15,000,000)
The expressions used in this Clause shall be construed in accordance with GAAP, and for the purposes of this Guarantee:-
“Cash” means, in respect of the Guarantor, cash at bank or in hand which is not subject to any Encumbrance (other than in favour of the Lender or the other financiers of the Group) and to which the Guarantor has free, immediate and direct access.
“Fleet Market Value” means the value of a Fleet Vessel conclusively determined by the arithmetic average of two valuations obtained by two Approved Shipbrokers selected and appointed by the Borrower on behalf of the Lender and approved by and reporting to the Lender on the basis of a charter free sale for prompt delivery and free of encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by two valuations of that Fleet Vessel addressed to the Lender certifying a value for that Fleet Vessel.
“Fleet Vessels” means any vessel (including the Vessel) from time to time wholly owned by a Subsidiary of the Guarantor (directly or indirectly) and each a “Fleet Vessel”.
“Liquidity” means, in respect of each period during which the consolidated financial statements delivered pursuant to Clause 7.1 (Financial statements) are delivered by the Guarantor, Cash, as shown in the applicable financial statements of the Guarantor, for such accounting period and determined in accordance with GAAP.
“Maximum Leverage” means, in respect of each period during which financial statements are required to be delivered pursuant to Clause 7.1 (Financial Statements), the ratio of Total Consolidated Liabilities, to Value Adjusted Total Assets, as shown in the applicable consolidated financial statements of the Guarantor for such accounting period and determined in accordance with GAAP.
“Net Worth” means equity payments already advanced in respect of the Fleet Vessel less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable consolidated financial statements (as provided in Clause 7.1 (Financial Statements)) for the Guarantor determined in accordance with GAAP.

“Total Consolidated Liabilities” means, in respect of the Guarantor at any time on a consolidated basis, the ratio of total indebtedness (long-term debt including the current portion of long-term debt) of the Guarantor which would be included in the applicable financial statements of the Guarantor as total liabilities in accordance with GAAP.
“Total Assets” means the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable financial statements (as provided in Clause 7.1 (Financial Statements)) of the Guarantor as total assets determined in accordance with GAAP.
“Value Adjusted Total Assets” means the Total Assets of the Guarantor as adjusted for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements (pursuant to Clause 7.1 (Financial Statements)) and the Fleet Market Value.
9.	General Undertakings
The undertakings in this Clause 9 remain in force for the duration of the Facility Period.
9.1
No security The Guarantor has not taken, and will not take without the prior written consent of the Lender (and then only on such terms and subject to such conditions as the Lender may impose), any security from any of the other Obligors in connection with this Guarantee, and any security taken by the Guarantor notwithstanding this Clause 9.1 shall be held by the Guarantor in trust for the Lender absolutely as a continuing security for the Guarantor Liabilities.

9.2
Loan Agreement undertakings The Guarantor will observe and perform any and all covenants and undertakings in the Loan Agreement whose observance and performance by the Guarantor the Borrower has undertaken to procure.

9.3	Authorisations The Guarantor shall promptly:
9.3.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and
9.3.2	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
9.4	Environmental compliance
The Guarantor shall:

9.4.1	comply with all Environmental Laws;
9.4.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
9.4.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
9.5	Environmental Claims
The Guarantor shall promptly upon becoming aware of the same, inform the Lender in writing of:
9.5.1	any Environmental Claim against any of the Obligors or any other member of the Group which is current, pending or threatened; and
9.5.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group, where the claim, if determined against that Obligor or other member of the Group, has or is reasonably likely to have a Material Adverse Effect.
9.6	Anti-corruption law
9.6.1
No part of the proceeds of the Loan will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law, including, without limitation the UK Bribery Act, the FCPA or other similar legislation in other jurisdictions.

9.6.2	The Guarantor shall:
(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
9.7	Negative pledge The Guarantor shall procure that:
9.7.1	the Borrower shall not create nor permit to subsist any Encumbrance over any of its assets; and
9.7.2	it will not create nor permit to subsist any Encumbrance over the shares of the Guarantor in the Borrower.
10.	Payments
10.1
Payments to the Lender On each date on which the Guarantor is required to make a payment under any Guarantor Security Document, the Guarantor shall make the same available to the Lender for value on the due date at the time and in such funds as required in the Finance Documents, or, if not specified therein, as specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.
10.2
No set-off by Guarantor All payments to be made by the Guarantor under any Guarantor Security Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.3
Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Currency of payments
10.4.1	Subject to Clauses 10.4.2 and 10.4.3, any amount payable under this Guarantee is payable in dollars.
10.4.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
10.4.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
10.5
Tax gross-up The clauses of the Loan Agreement numbered 12 (Tax Gross Up and Indemnities) and 15 (Mitigation by the Lender) (in so far as that clause 15 applies to that clause 12) shall apply to this Guarantee as if they were incorporated into it with any necessary modifications.

11.	Set-Off
The Lender may set off any matured obligation due from the Guarantor under any Guarantor Security Document (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
12.	Calculations and Certificates
12.1
Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are in the absence of manifest error, prima facie evidence of the matters to which they relate.

12.2
Certificates and determinations Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

13.	Partial Invalidity
If, at any time, any provision of any Guarantor Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction,

neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
14.	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and any other Guarantor Security Document are cumulative and not exclusive of any rights or remedies provided by law.
15.	Miscellaneous Provisions of the Loan Agreement
The following clauses of the Loan Agreement shall apply to this Guarantee as if they were incorporated into it with any necessary modifications:
clause 32 (Confidentiality); and
clause 33 (Counterparts).
16.	Notices
16.1
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Guarantee and any other Guarantor Security Document is:

16.1.1	in the case of the Guarantor, Address: c/o Eurobulk Ltd, 4 Messogiou & Evropis Maroussi, Athens, Greece, Fax no: +30 211 180 4097, Department/Officer: Legal department; and
16.1.2	in the case of the Lender, Address: 8 Canada Square, London E14 SHQ, England Fax no: +44 (0)20 7991 4619, Department/Officer: Head of European Corporate Banking Centre/ Alastair Muir

or any substitute address, fax number, or department or officer as the party may notify to the other by not less than five Business Days’ notice.
16.2
Loan Agreement provisions The clauses of the Loan Agreement numbered 28.1 (Communications in writing), 28.3 (Delivery), 28.4 (Electronic communication) and 28.5 (English language) shall apply to any notice or demand under or in connection with this Guarantee.

17.	Governing Law
This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.
18.	Enforcement
18.1
Jurisdiction of English courts The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”). The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

This Clause 18.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
18.2	Service of process
18.2.1	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:
(a)
irrevocably appoints Hill Dickinson Service (London) Limited of Broadgate Tower, 20 Primrose Street, London EC2A 2E, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.
18.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Guarantor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Guarantee has been executed on the date stated at the beginning of this Guarantee.

Schedule 1
Form of Compliance Certificate
To:	HSBC Bank plc
From:	Eurodry Ltd.
Dated:
Dear Sirs
Guarantee dated                             2019 between Eurodry Ltd. and HSBC Bank plc (the “Guarantee”) in respect of Loan Agreement dated                     2019 between Eirini Shipping Ltd and HSBC Bank plc (the “Loan Agreement”)
1
We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that we maintain:
(a)	Maximum Leverage of not higher than 75%;
(b)	Liquidity of an amount of not less than $300,000 per Fleet Vessel; and
(c)	Net Worth of not less than $15,000,000.
3	We confirm that no Default (as defined in the Loan Agreement) is continuing.

Signed

	Director	Director

	of	of

	Eurodry Ltd.	Eurodry Ltd.

	Director	Director

	of	of

	Eirini Shipping Ltd	Eirini Shipping Ltd

Execution

The Guarantor

Signed and delivered		)
as a Deed		)
by Eurodry Ltd.		)
acting by Stefania Karmiri		)	/s/ Stefania Karmiri
)
its duly authorised attorney-in-fact		)
)
in the presence of:		)

Witness signature:			/s/ Evgenia Anastasopoulou
Name: Evgenia Anastasopoulou
Address:	STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36

The Lender

Signed and delivered		)
as a Deed		)
by HSBC Bank plc		)
acting by Katerina Eleftheriou		)	/s/ Katerina Eleftheriou
)
its duly authorised attorney-in-fact		)
)
in the presence of:		)

Witness signature:
Name: Evgenia Anastasopoulou			/s/ Evgenia Anastasopoulou
Address:	STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36